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                                                                  Exhibit 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                ZORAN CORPORATION
           (Pursuant to Section 245 and 242 of the General Corporation
                         Law of the State of Delaware)

     ZORAN CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1.   The name of the corporation is Zoran Corporation.

     2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 24, 1986.

     3. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation as herein set forth in full:

                                    ARTICLE I

                                      NAME

     The name of the corporation is Zoran Corporation (the "Corporation").

                                   ARTICLE II

                                REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

                                   ARTICLE III

                                     PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

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                                   ARTICLE IV

                                  CAPITAL STOCK

     (A) The Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 55,000,000 shares, $.001 par value per share, and the number of shares of Preferred Stock authorized to be issued is 3,000,000 shares, $.001 par value per share.

     (B) The Preferred shares authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to determine, alter or eliminate any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, increase or decrease the number of shares comprising any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.

                                    ARTICLE V

                                     BYLAWS

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to adopt, amend, repeal or otherwise alter the Bylaws without any action on the part of the stockholders; provided, however, that any Bylaws made by the Board of Directors and any and all powers conferred by any of said Bylaws may be amended, altered or repealed by the stockholders, subject to the requirements of this Certificate of Incorporation with respect to such stockholder approval.

                                   ARTICLE VI

                                    DIRECTORS

     To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI shall eliminate or reduce the effect of this Article VI in respect to any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                    ZORAN CORPORATION


                                    By:
                                          Levy Gerzberg
                                          President and Chief Executive Officer